Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003

HUMAN GENOME SCIENCES REPORTS ON PROGRESS OF CLINICAL TRIALS
AND ANNOUNCES GOALS FOR 2005 AT JPMORGAN HEALTHCARE
CONFERENCE

- New CEO H. Thomas Watkins to Present -
- 2005 Company Focus on Commercialization Priorities -
- FDA Clearance Received to Initiate Clinical Trials of Novel Compound to Treat
HIV/AIDS -

     ROCKVILLE, Maryland — January 10, 2005 — Human Genome Sciences, Inc. (Nasdaq: HGSI) on Wednesday will announce its 2005 goals and report on the progress of its products in clinical development during a presentation by Chief Executive Officer H. Thomas Watkins to financial analysts and investors at the 23rd Annual JPMorgan Healthcare Conference in San Francisco. In 2005, Human Genome Sciences will intensify its focus on commercialization, including the completion of Phase 2 clinical trials of several of the company’s novel drug candidates and clarification of the development pathway for its most promising compounds.

     In a separate press release issued earlier today, Human Genome Sciences announced that it has received clearance from the U.S. Food and Drug Administration (FDA) to initiate clinical development of CCR5 mAb, a human monoclonal antibody to the CCR5 receptor, which is known to be a key facilitator of infection with human immunodeficiency virus (HIV-1), the retrovirus that causes acquired immunodeficiency syndrome (AIDS).1

     During his January 12 presentation, Mr. Watkins, who succeeded William A. Haseltine, Ph.D., as Chief Executive Officer of Human Genome Sciences in November

Exhibit 99.1

2004,2 will provide updates on the following key products in the company’s clinical development pipeline:

IMMUNOLOGY/INFECTIOUS DISEASE

     LymphoStat-B™, a human monoclonal antibody to B-lymphocyte stimulator (BLyS™), is currently in Phase 2 clinical development for use in the treatment of autoimmune diseases, including rheumatoid arthritis (RA) and systemic lupus erythematosus (SLE).3-4

     In March 2004, Human Genome Sciences announced that the FDA has selected LymphoStat-B for the treatment of SLE for inclusion in the Continuous Marketing Application Pilot 2 Program.5 The Pilot 2 program provides for frequent scientific feedback and interactions based on a prospectively defined agreement between FDA and participants. The FDA has also designated LymphoStat-B a Fast Track Product for the treatment of SLE.6

     In July 2004, the company completed the enrollment, randomization and initiation of dosing for separate Phase 2 clinical trials of LymphoStat-B in RA and SLE.7-8 Each trial is designed to evaluate safety, tolerability and efficacy. A total of 283 patients with active moderate-to-severe rheumatoid arthritis who have failed prior treatment have been enrolled in the RA trial. A total of 449 patients with active systemic lupus erythematosus have been enrolled in the SLE trial.

     It is anticipated that the results of both of the Phase 2 studies of LymphoStat-B will be available in 2005, with the RA results expected in the Spring and the SLE results expected in the Fall. Based on the Phase 2 results, the company plans to reach go/no go decisions regarding Phase 3 development of the compound in both indications. Assuming that the data emerging from the Phase 2 study in RA are positive, Human Genome Sciences plans to initiate a Phase 3 clinical trial of LymphoStat-B in patients with rheumatoid arthritis in the second half of 2005.

     Albuferon™, a novel long-acting form of interferon alpha, was created using Human Genome Sciences’ proprietary albumin fusion technology, and is currently in Phase 2 clinical trials for the treatment of chronic hepatitis C.9-10

     The results of a Phase 1/2 clinical trial of Albuferon in treatment-experienced adults with chronic hepatitis C were presented at the 55th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD) in November 2004.11-12 The data, which were presented on 119 patients treated in the study, demonstrate that Albuferon is well tolerated, has a prolonged half-life, and is biologically active and able to reduce viral load with dose-dependent magnitude and durability. Immunogenicity data presented at AASLD show that the vast majority of Albuferon antibody titers were low (<100 ng/mL), consistent with rates reported for pegylated interferons, and that there is no apparent correlation between the emergence of these antibodies and adverse events, antiviral response or pharmacokinetics. Albuferon exhibits a median

Exhibit 99.1

half-life of 140 hours, supporting dosing at intervals of 2-4 weeks. This compares to a reported mean elimination half-life of 80 hours (50-140 hours) for Pegasys and 40 hours (22-60 hours) for PEG-Intron.13-14

     In May 2004, Human Genome Sciences began dosing patients in a Phase 2 clinical trial of Albuferon to evaluate its safety, tolerability, pharmacology and optimal dosing in approximately 40 patients with chronic hepatitis C who are naïve to interferon-alpha treatments.10

     In November 2004, the company began dosing patients in a Phase 2 study of Albuferon in combination with ribavirin to evaluate the safety, tolerability and efficacy of Albuferon in up to 100 patients with chronic hepatitis C who have failed to respond to previous interferon alpha-based treatment regimens.9

     In 2005, Human Genome Sciences plans to complete the ongoing Phase 2 clinical trial in patients who are naïve to interferon-alpha treatments, and plans to complete an interim safety analysis of data from the ongoing Phase 2 trial of Albuferon in combination with ribavirin in interferon-experienced patients. The company also plans to initiate and complete the enrollment of a Phase 2b clinical trial of Albuferon in combination with ribavirin in patients who are naïve to interferon-alpha treatments.

     CCR5 mAb (CCR5mAb004) is entering Phase 1 clinical development as a treatment for HIV/AIDS (see separate press release issued earlier today1). Clearance of the new IND (Investigational New Drug) was received from the FDA in December 2004, and the company now plans to proceed with a randomized, placebo-controlled, dose-escalation, multi-center Phase 1 clinical trial to evaluate the safety, tolerability and pharmacology of CCR5 mAb in patients who are infected with HIV-1.

     The CCR5 receptor is a co-receptor on the cell surface that, together with CD4, mediates the binding of HIV-1 and its entry into the cell. Research has shown that the CCR5 receptor is the primary co-receptor for enabling HIV-1 transmission and replication from the early stages of disease through progression to AIDS. Preclinical studies demonstrate that CCR5 mAb binds specifically and with high affinity to human CCR5, prevents HIV-entry, demonstrates no agonistic activity or effector functions, and has a prolonged serum half-life.15-16

ONCOLOGY

     Human Genome Sciences’ clinical development pipeline in oncology includes three novel human monoclonal antibodies to TRAIL receptors 1 and 2. These receptors often are referred to as “death receptors” because of their ability to cause apoptosis (programmed cell death) in tumor cells when they are triggered by TRAIL (tumor necrosis factor-related apoptosis-inducing ligand). All three of the company’s TRAIL receptor antibodies are agonistic antibodies, which means that they induce, rather than inhibit, biological activity. Preclinical studies demonstrate that the three antibodies are

Exhibit 99.1

active against a broad spectrum of cancers, including colon, lung, pancreatic, breast and hematologic.17-27

     HGS-ETR1, a human monoclonal antibody to TRAIL receptor 1, is currently in Phase 2 clinical development as a potential treatment for non-small cell lung cancer, colorectal cancer and non-Hodgkin’s lymphoma.28-30

     The interim results of two ongoing Phase 1 clinical trials of HGS-ETR1 were presented in September 2004 at the 16th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, and in June 2004 at the 40th Annual Meeting of the American Society of Clinical Oncology (ASCO).31-35 The interim results demonstrate the safety and tolerability of HGS-ETR1 in patients with advanced solid tumors or non-Hodgkin’s lymphoma, and support further evaluation of HGS-ETR1 in Phase 2 clinical trials, both as a single agent and in combination with chemotherapy. Preliminary evidence of biological activity was reported.

     In November 2004, the company completed the enrollment and initial dosing of patients in an ongoing Phase 2 clinical trial of HGS-ETR1 to evaluate its efficacy, safety and tolerability in patients with advanced non-small cell lung cancer (U.S.).36

     In October 2004, Human Genome Sciences initiated the dosing of patients in separate Phase 2 clinical trials of HGS-ETR1 for the treatment of advanced colorectal cancer (Germany) and advanced non-Hodgkin’s lymphoma (U.S.).28-29 Each of the trials is designed to evaluate the efficacy, safety and tolerability of HGS-ETR1 in patients with refractory or relapsed malignancies.

     In the second half of 2004, the company also initiated two Phase 1b clinical trials to evaluate the safety and tolerability of HGS-ETR1 in combination with chemotherapeutic agents (with gemcitabine and cisplatin in The Netherlands, and with paclitaxel and carboplatin in the U.S.).29-30 Both studies are in patients with advanced solid malignancies.

     In 2005, Human Genome Sciences plans to complete all three of the ongoing Phase 2 and both of the Phase 1b clinical trials of HGS-ETR1. Based on the Phase 2 and Phase 1b data, the company plans to reach go/no go decisions regarding single-agent and chemotherapy combination development of HGS-ETR1 as a treatment for cancer.

     HGS-ETR2, a human monoclonal antibody to TRAIL receptor 2, is in Phase 1 clinical development as a treatment for advanced cancers.37

     In September 2004, the interim results of an ongoing Phase 1 clinical trial of HGS-ETR2 were presented at the 16th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics.38-39 The interim results demonstrate that HGS-ETR2 can be administered safely and repetitively to patients with advanced solid tumors, and

Exhibit 99.1

support continued dose-escalation of HGS-ETR2 in these patients. Stable disease was observed in some patients.

     In 2005, the company plans to initiate Phase 2 clinical trials of HGS-ETR2 as a single agent, and to initiate Phase 1b clinical trials of HGS-ETR2 in combination with chemotherapeutic agents.

     HGS-TR2J, a human monoclonal antibody to TRAIL receptor 2, is in Phase 1 clinical development as a treatment for advanced solid malignancies.

     Dosing of patients for a Phase 1 clinical trial was begun in August 2004.40 The primary objectives of the study, which will be conducted in Canada, are to assess safety and tolerability. Pharmacokinetics and disease response also will be evaluated. The study will enroll a maximum of 48 patients.

     Human Genome Sciences plans to complete the current Phase 1 clinical trial in 2005.

OTHER PRODUCT OPPORTUNITIES

     ABthrax™ is a human monoclonal antibody to Bacillus anthracis protective antigen developed by Human Genome Sciences for use in the prevention and treatment of anthrax infections.41

     The results of a Phase 1 clinical trial of ABthrax in 105 healthy adult volunteers were presented in March 2004 at the American Society of Microbiology (ASM) Biodefense Meeting.42-43 The results demonstrate that ABthrax is safe and well tolerated, and achieves the blood levels predicted by relevant animal models as necessary to afford significant protection from the lethal effects of the anthrax toxin. In addition, in accordance with the FDA guidance that emerged following the Bioterrorism Act of 2002, Human Genome Sciences has conducted preclinical studies in multiple relevant animal models of inhalational anthrax, which demonstrate that ABthrax administered either prior to or following anthrax spore challenge increases survival significantly.44 Preclinical studies also demonstrate the dose-related efficacy of ABthrax in both prevention and treatment of anthrax infections.

     In October 2004, the company submitted a proposal in response to a U.S. government Request for Proposals (RFP) for the “Acquisition of Therapeutic Products for Treatment of Inhalational Anthrax Disease for the Strategic National Stockpile.” Further development of ABthrax will depend on a government commitment to purchase the product.

     Albugon™, a novel long-acting form of glucagon-like peptide-1 (GLP-1), was created using Human Genome Sciences’ proprietary albumin fusion technology, and was brought to late-stage preclinical development by Human Genome Sciences for potential use in the treatment of diabetes. GLP-1 is a peptide hormone that acts

Exhibit 99.1

throughout the body to help maintain healthy blood sugar levels and to control appetite. The primary obstacle to the use of GLP-1 as a therapeutic for diabetes is its extremely short half-life of about five minutes in the body. Preclinical studies show that Albugon retains the anti-diabetic and other beneficial activities of GLP-1, but with a substantially prolonged half-life.

     In October 2004, the company announced an agreement under which GlaxoSmithKline has acquired exclusive worldwide rights to develop and commercialize Albugon for all human therapeutic and prophylactic applications.45 Under the agreement, Human Genome Sciences is entitled to clinical development and commercial milestone payments that could amount to as much as $183 million, and additional milestones for other indications developed. The company also will receive royalties on the annual net sales of any products developed and commercialized under the agreement.

     480848 is a small-molecule drug arising from the Human Genome Sciences-GlaxoSmithKline agreement. It is an inhibitor of lipoprotein-associated phospholipase A2 (Lp-PLA2), an enzyme associated with the development of atherosclerotic plaques.

     GlaxoSmithKline (GSK) has completed a Phase 2 clinical trial of 48084846 and has indicated that it plans to advance 480848 to Phase 3 clinical trials for the treatment of cardiovascular disease in the coming months.

     Under the terms of an agreement signed in 1993, Human Genome Sciences is entitled to receive clinical development milestone payments and royalties for compounds discovered by GSK through the use of Human Genome Sciences’ technology and intellectual property. Under the agreement, Human Genome Sciences will receive a milestone payment if 480848 moves into registration, and will receive royalties if the compound is commercialized. In addition, Human Genome Sciences has an option to co-promote an approved drug in the North American and European markets.

FINANCIAL GUIDANCE

     During his presentation to the JP Morgan Conference, Mr. Watkins will present the following guidance regarding the financial results expected by Human Genome Sciences for the full year 2005:

•	2004 results are expected to be in line with prior guidance.[47]

•	Research and development expenses are expected to increase approximately 10 percent from 2004 levels, as Human Genome Sciences continues to expand clinical trials for drugs in its core clinical development pipeline (but not including expenses related to a potential Phase 3 clinical trial of LymphoStat-B in rheumatoid arthritis.)

Exhibit 99.1

•	General and administrative expenses are expected to remain flat from 2004 to 2005.

•	The company expects to earn interest income of approximately $13 million on its cash balances during 2005, net of interest expense.

     Mr. Watkins said, “As we move forward into 2005, we will intensify our focus on commercialization. We will clarify the development pathway for our most promising compounds. We will define and advance our partnering objectives. We will move fast, and we will do so in a way that ensures an ongoing commitment to the highest standards of quality in our approach to clinical development, manufacturing, research and the other activities that are crucial to advancing our most promising products to the market. The people of Human Genome Sciences accomplished a great deal in 2004. In 2005, we hope to accomplish even more.

     “By the end of 2005, we will have more data about all of the key products in our clinical development pipeline. We plan to complete Phase 2 clinical trials of several of our compounds, including LymphoStat-B for the treatment of rheumatoid arthritis and systemic lupus erythematosus, HGS-ETR1 for the treatment of non-small cell lung and colorectal cancers and non-Hodgkin’s lymphoma, and Albuferon for the treatment of chronic hepatitis C. With the results of Phase 2 and other clinical studies in hand, we expect to be in a position to make informed decisions regarding the Phase 3 development of LymphoStat-B, whether to move ahead with single-agent and chemotherapy combination development of HGS-ETR1 for the treatment of cancer, and the optimal range of active doses of Albuferon to evaluate in a large 48-week Phase 2b comparative clinical trial of Albuferon in combination with ribavirin in treatment-naïve patients. We also plan to complete the construction and financing of our large-scale manufacturing facility, which will allow us to produce the quantities of protein and antibody drugs required for later-stage clinical trials and the initial commercialization of our products.”

Presentation to Be Webcast

     Human Genome Sciences’ presentation to the 23rd Annual JPMorgan Healthcare Conference will be webcast and may be accessed at www.hgsi.com. The presentation is scheduled to begin on January 12, 2004, at 2:30 p.m. Pacific Time. Investors interested in listening to the live webcast should log on before the presentation begins in order to download any software required. The archive of the presentation will be available for several days after the presentation.

     Health professionals interested in more information about clinical trials involving Human Genome Sciences products are encouraged to inquire via the Contact Us section of the company website, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.

Exhibit 99.1

     Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based protein and antibody drugs to patients.

     HGS, Human Genome Sciences, ABthrax, Albuferon, Albugon, BLyS, and LymphoStat-B are trademarks of Human Genome Sciences, Inc.

     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

###

Footnotes:

1.	(HGSI Press Release) Human Genome Sciences Receives FDA Clearance to Initiate Clinical Development of New Compound for the Treatment of HIV/AIDS. January 10, 2005.

2.	(HGSI Press Release) H. Thomas Watkins Appointed Chief Executive Officer of Human Genome Sciences. November 22, 2004.

3.	(HGSI Press Release) Human Genome Sciences Initiates Phase 2 Clinical Trial Of LymphoStat-B™ For The Treatment Of Rheumatoid Arthritis. January 8, 2004.

4.	(HGSI Press Release) Human Genome Sciences Initiates Phase 2 Clinical Trial Of LymphoStat-B™ For The Treatment Of Systemic Lupus Erythematosus. September 25, 2003.

5.	(HGSI Press Release) Human Genome Sciences Announces Selection of LymphoStat-B for Participation in FDA’s Continuous Marketing Application Pilot 2 Program. March 4, 2004.

6.	(HGSI Press Release) Human Genome Sciences Reports Results of Phase 1 Clinical Trial of LymphoStat-B in Patients with Systemic Lupus Erythematosus. October 28, 2003.

Exhibit 99.1

7.	(HGSI Press Release) Human Genome Sciences Completes Patient Enrollment in a Phase 2 Clinical Trial of LymphoStat-B for the Treatment of Rheumatoid Arthritis. July 29, 2004.

8.	(HGSI Press Release) Human Genome Sciences Completes Patient Enrollment in a Phase 2 Clinical Trial of LymphoStat-B for the Treatment of Systemic Lupus Erythematosus. July 29, 2004.

9.	(HGSI Press Release) Human Genome Sciences Initiates Phase 2 Clinical Trial of Albuferon in Combination with Ribavirin in Treatment-Experienced Hepatitis C Patients. November 30, 2004.

10.	(HGSI Press Release) Human Genome Sciences Initiates Phase 2 Clinical Trial of Albuferon for the Treatment of Chronic Hepatitis C. May 26, 2004.

11.	(HGSI Press Release) Human Genome Sciences Reports Positive Results of Phase 1/2 Clinical Trial of Albuferon in Chronic Hepatitis C. November 2, 2004.

12.	Balan V, et al. Albuferon™ — a novel therapeutic agent for hepatitis C: results of a Phase 1/2 study in treatment-experienced subjects with chronic hepatitis C. 55th Annual Meeting of the American Association for the Study of Liver Diseases, Boston. November 2, 2004. Oral presentation (Abstract #265).

13.	PEGASYS® Physicians Desk Reference. (Last updated December 2002).

14.	PEG-INTRON® Physicians Desk Reference. (Last updated August 2002).

15.	Roschke V, Moore PA, et al. Characterization of novel human monoclonal antibodies that specifically antagonize CCR5 and block HIV-1 entry. 44th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), 2004: Abstract #2871.

16.	(HGSI Press Release) Human Genome Sciences Characterizes Panel of Novel Human Monoclonal Antibodies that Specifically Antagonize the CCR5 Receptor and Block HIV-1 Entry. November 2, 2004.

17.	(HGSI Press Release) Human Genome Sciences Reports Results of Preclinical Studies of HGS-ETR2J (TRAIL-R2 mAb) and TRAIL-R2 Protein Expression. November 2, 2004.

18.	Halpern W, et al. TRAIL-R2 protein expression in normal and tumor tissues. 29th Congress of the European Society for Medical Oncology (ESMO), 2004: Abstract #83.

19.	Humphreys R, et al. HGS-TR2J, a human, agonistic, TRAIL receptor-2 monoclonal antibody, induces apoptosis in vitro, in vivo tumor regression and growth inhibition in several human tumor cell lines and enhances the anti-tumor activity of platinum and taxane agents in lung and ovarian tumor cell lines. 29th Congress of the European Society for Medical Oncology (ESMO), 2004: Abstract #383.

20.	Halpern W, et al. Variable distribution of TRAIL receptor 1 in primary human tumor and normal tissues. 16th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, 2004: Abstract #225.

21.	Georgakis GV, et al. Selective agonistic monoclonal antibodies to the TRAIL receptors R1 and R2 induce cell death and potentiate the effect of chemotherapy and bortezomib in primary and cultured lymphoma cells. American Society of Clinical Oncology Annual Meeting, 2004: Abstract #6595.

Exhibit 99.1

22.	Gillotte D, Zhang Y, Poortman C, et al. Human agonistic anti-TRAIL receptor antibodies, HGS-ETR1 and HGS-ETR2, induce apoptosis in ovarian tumor lines and their activity is enhanced by taxol and carboplatin. Proceedings from the AACR 2004; 73:3579.

23.	Humphreys RC, et al. TRAIL R2-mAb, a human agonistic monoclonal antibody to tumor necrosis factor-related apoptosis inducing ligand receptor 2, affects tumor growth and induces apoptosis in human tumor xenograft models in vivo. 94th AACR Annual Meeting. Abstract 642.

24.	Alderson RF, et al. TRAIL-R2 mAb, a human agonistic monoclonal antibody to tumor necrosis factor-related apoptosis-inducing ligand receptor 2, induces apoptosis in human tumor cells. 94th AACR Annual Meeting. Abstract 963.

25.	Pukac, Kanakaraj, Alderson, et al. TRAIL-R1 mAb, a human agonistic monoclonal antibody to tumor necrosis factor-related apoptosis-inducing ligand receptor 1, induces apoptosis in human tumor cells in vitro and in vivo. American Association for Cancer Research 94th Annual Meeting. July 2003, Abstract 6429.

26.	Salcedo, Alderson, Basu, et al. TRM-1, a fully human TRAIL-R1 agonistic monoclonal antibody, displays in vitro and in vivo anti-tumor activity. American Association for Cancer Research 93rd Annual Meeting. April 2002, Abstract 4240.

27.	Humphreys R, et al. TRAIL-R1 and TRAIL-R2 human agonistic monoclonal antibodies display in vitro and in vivo activity on human cancer cells. Society for Biological Therapy 2002; oral presentation.

28.	(HGSI Press Release) Human Genome Sciences Begins Dosing of Patients in a Phase 2 Clinical Trial of HGS-ETR1 in Non-Hodgkin’s Lymphoma. October 13, 2004.

29.	(HGSI Press Release) Human Genome Sciences Initiates a Phase 2 Clinical Trial of HGS-ETR1 in Patients with Colorectal Cancer. October 13, 2004.

30.	(HGSI Press Release) Human Genome Sciences Advances Anti-Cancer Drug to Phase 2 Clinical Development. September 8, 2004.

31.	(HGSI Press Release) Human Genome Sciences Reports Results of Ongoing Phase 1 Clinical Trials of HGS-ETR1 in Patients with Advanced Cancers. September 29, 2004.

32.	R.B. Cohen, et al. A Phase 1 clinical trial of HGS-ETR1, an agonistic monoclonal antibody to TRAIL-R1, in patients with advanced solid tumors.” 16th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, 2004: Oral Presentation.

33.	S.J. Hotte, et al. Phase 1 study of a fully human monoclonal antibody to the tumor necrosis factor-related apoptosis-inducing ligand receptor 1 (TRAIL-R1) in subjects with advanced solid malignancies or non-Hodgkin’s lymphoma (NHL). 16th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, 2004: Abstract #208.

34.	A.W. Tolcher, et al. A Phase 1 and pharmacokinetic study of HGS-ETR1, a fully human monoclonal antibody to TRAIL-R1 (TRM-1), in patients with advanced solid tumors. American Society of Clinical Oncology Annual Meeting, 2004: Abstract #3060.

Exhibit 99.1

35.	L.H. Le, et al. Phase 1 study of a fully human monoclonal antibody to the tumor necrosis factor-related apoptosis-inducting ligand death receptor 4 (TRAIL-R1) in subjects with advanced solid malignancies or non-Hodgkin’s lymphoma. American Society of Clinical Oncology Annual Meeting, 2004: Abstract #2533.

36.	(HGSI Press Release) Human Genome Sciences Completes Patient Enrollment in a Phase 2 Clinical Trial of HGS-ETR1 for the Treatment of Non-Small Cell Lung Cancer. November 30, 2004.

37.	(HGSI Press Release) Human Genome Sciences Initiates Clinical Development Of TRAIL Receptor-2 Antibody For Treatment Of Cancer. July 11, 2003.

38.	(HGSI Press Release) Human Genome Sciences Reports Initial Results of Phase 1 Clinical Trials of HGS-ETR2 (TRAIL-R2 mAb) in Patients with Advanced Cancers. September 29, 2004.

39.	J. S. de Bono, H. Calvert, et al. A Phase 1 safety and pharmacokinetic (PK) study of an agonistic, fully human monoclonal antibody, HGS-ETR2, to the TNF-related apoptosis-inducing ligand receptor 2 (TRAIL-R2), in patients with advanced cancer. 16th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, 2004: Abstract #197.

40.	(HGSI Press Release) Human Genome Sciences Initiates Clinical Development of New Drug for the Treatment of Cancer. August 24, 2004.

41.	(HGSI Press Release) Human Genome Sciences Develops New Means To Prevent And Treat Anthrax Infections. March 18, 2003.

42.	(HGSI Press Release) Human Genome Sciences Reports Results of Phase 1 Clinical Trial of ABthrax for Use in Prevention and Treatment of Anthrax Infection. March 9, 2004.

43.	M. Subramanian, et al. ABthrax (PA mAb) — a novel fully human monoclonal antibody against protective antigen of B. anthracis: results of a Phase 1 single dose-escalation study in healthy human subjects. American Society of Microbiology Biodefense Meeting: Abstract 158D.

44.	(HGSI Press Release) Human Genome Sciences Describes Activity Of ABthrax™ At 43rd Annual Interscience Conference On Antimicrobial Agents And Chemotherapy. September 15, 2003.

45.	(HGSI Press Release) Human Genome Sciences Announces Agreement with GlaxoSmithKline for Development and Commercialization of Novel Drug to Treat Diabetes. October 26, 2004.

46.	(HGSI Press Release) Genomics-Derived Drug for Cardiovascular Disease to Advance to Phase 3 Clinical Trials. December 5, 2003.

47.	(HGSI Press Release) Human Genome Sciences Reports Financial Results for Full Year and Fourth Quarter 2003. February 10, 2004.